EXHIBIT 99.1

Simmons First Announces Agreement to Acquire Community First Bancshares, Inc.

PINE BLUFF, Ark., May 6, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that it has entered into a definitive agreement and plan of merger ("Agreement") with Community First Bancshares, Inc. ("Community First"), headquartered in Union City, Tennessee, including its wholly-owned bank subsidiary First State Bank ("First State"). According to the terms of the Agreement, Simmons First National Corporation ("Company") will acquire all of the outstanding common stock of Community First in a transaction valued at approximately $243.4 million (based on the Company's May 5, 2014 closing price), subject to potential adjustments. The transaction is expected to be immediately accretive to the Company's diluted core earnings per common share.

"We are excited to welcome the associates and customers of First State Bank and its subsidiaries to the Simmons Family. As Simmons continues to expand its community banking strategy, it is important that we seek partners that have common goals, experience, and reputations as excellent corporate citizens. First State certainly fits that criteria," said George A. Makris, Jr., Simmons First Chairman and CEO. "The leadership of First State throughout its 127 years has built a franchise focused on meeting the financial service needs of its customers in the markets it serves. We believe this partnership will enhance the customer experience for both Simmons and First State customers."

Community First's Highlights (as of 3/31/14):

  Assets             $1.9B
  Loans              $1.1B
  Deposits          $1.6B (12% noninterest bearing)
  Total Equity     $169.3M (Tier 1 Leverage Ratio of 10.4%)
  5th largest bank headquartered in Tennessee by deposits
  32 Financial Centers throughout Tennessee
    Expansion to adjacent Markets
    Entrance to the Nashville MSA
  Strong Noninterest Income provided by:
    SBA Lending (2013 SBA Tennessee Community Bank of the Year)
    Consumer Finance
    Insurance
    Mortgage Originations

"We at First State are excited about the strategic merger of our company with Simmons. The philosophy and strategic plan of Simmons mirrors that of First State in many ways," said Community First President and CEO, John C. Clark. "Both institutions are over one hundred years old with roots in rural markets and have completed successful expansions into faster growing metropolitan markets. Each places a strong emphasis on asset quality, stability of earnings and excellent regulatory relationships."

Completion of the transaction is expected in the Fourth quarter and is subject to certain closing conditions, including approval by the shareholders of both Community First and the Company and customary regulatory approvals. Upon closing, Community First will merge into the Company.

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Community First will be converted into the right to receive shares of the Company's common stock. The number of shares to be issued is fixed with an exchange ratio of 17.8975 shares of SFNC stock for each share of Community First stock.

SFNC was advised by Sterne, Agee & Leach, Inc. and the law firm of Quattlebaum, Grooms, Tull & Burrow, PLLC. Community First was advised by Keefe, Bruyette & Woods, Inc., A Stifel Company and the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

Simmons First National Corporation is a $4.4 billion Arkansas based financial holding company conducting financial operations throughout Arkansas, Kansas and Missouri. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC."

Conference Call

Simmons First management will conduct a conference call to review this information beginning at 4:00 p.m. Central Time on Tuesday, May 6, 2014. Interested persons can listen to this call by dialing toll-free 1-866-298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 42967309. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsfirst.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsfirst.com.

Forward-Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Community First Bancshares, Inc. acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: FOR MORE INFORMATION CONTACT:

         DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000